John A. Hill The Putnam Funds Chairman of the Trustees One Post Office Square

Boston, Massachusetts 02109 The Putnam Funds

There is still time to vote on the issues that affect your mutual fund!

Dear Shareholder:

In May, we mailed you a proxy statement requesting your vote on proposals that affect the management of your fund, Putnam High Income Securities Fund.

Our records show that we have not yet received your completed ballot. We have included another copy of the ballot and a postage-paid return envelope for your convenience.

Your vote on these matters is important — and action on your part saves your fund money. If you have any questions about the proposals, please call 1-877-288-6597 or consult your financial representative.

Sincerely,

John A. Hill Chairman of the Trustees

235364 6/06